EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq:UTMD) reports that it achieved the following profit margins for First Quarter (1Q) 2008:

1Q 2008 (January – March)
Gross Profit Margin (gross profits/ sales):	54.4%
Operating Profit Margin (operating profits/ sales):	36.9%
Net Profit Margin (profit after taxes/ sales):	27.5%

In 1Q 2008, despite losing $350,000 in domestic sales of UTMD’s Intran® Plus intrauterine pressure catheters (IUPCs) and about a one percent lower average gross profit margin (GPM) compared to 1Q 2007, UTMD was able to maintain its excellent profitability, yielding EPS almost the same.

Comparing 1Q 2008 to 1Q 2007 global sales in product categories, blood pressure monitoring/ components sales were up 18%, neonatal product sales were up 1%, gynecology/ electrosurgery product sales were about the same and obstetrics product sales were down 23%.  The Intran Plus subset of domestic sales was also down 23%, primarily due to the HealthTrust Purchasing Group (HPG) hospital group purchasing organization (GPO) decision in 3Q 2007 to enter into a sole source contract with a UTMD competitor for IUPCs and vacuum-assisted delivery devices, which are considered physician-preference products. According to accepted codes of ethics, physician-preference products should only be contracted by GPO administrators on a multi-source basis.  In total, domestic sales in 1Q 2008 were down 7% and international sales were up 5%, compared to 1Q 2007.

Compared to 1Q 2007, UTMD’s 1Q 2008 GPM declined to 54.4% of total sales compared to 55.3% of total sales in 1Q 2007.  As a result of the combination of lower sales and lower GPM, gross profits declined 5%.  This was primarily due to the mix shift in distribution channels. International sales and domestic OEM sales, at more heavily discounted prices because other entities provide the direct sales and marketing efforts, were together up 9%, while domestic direct sales at less discounted prices were down 9%. In addition, devices manufactured in Ireland, at a lower average GPM in EURO terms, diluted UTMD’s average gross margins in U.S. Dollar (USD) terms due to the weaker USD.  A weak USD enhances UTMD’s international revenues but dilutes gross profits because about 50% of devices sold overseas are manufactured in Ireland with costs in EURO terms. The third factor negatively affecting GPM was the higher cost of crude oil, which translated into higher costs of raw materials for plastic devices, as well as substantially higher freight costs.

1Q 2008 Earnings Before Taxes (EBT) were 8% lower than in 2007, because in addition to the effects of 3% lower sales volume and 5% lower average gross profits described above, EBT were affected by non-operating income that was $98,000 lower than in 1Q 2007.  This was due primarily to the fact that interest rates in the U.S. have declined substantially, reducing interest earned on UTMD’s cash balances.  U.S. investment income in 1Q 2008 was $138,900 compared with $252,900 in 1Q 2007.

1Q 2008 Net Income was only 3% lower than in 1Q 2007 because UTMD’s provision for income taxes was 31.1% of EBT in 1Q 2008 compared to 35.0% in 1Q 2007. The lower income tax provision rate resulted from refunds on amended 2004-2006 tax returns for Ireland.

EPS declined less than Net Income because diluted shares used to calculate EPS declined from 4,015,955 in 1Q 2007 to 3,929,501 in 1Q 2008, as a result of continuing share repurchases.

According to UTMD CEO Kevin Cornwell, “We are not happy with the results for 1Q 2008, although there were many reasons to be pleased with our ability to respond to a number of significant negative external factors affecting UTMD’s business.  We are just going to have to work harder to overcome, in particular, the restrictive practices of GPOs in the U.S. with devices that are highly differentiated in quality, safety and cost.  We expect higher sales in 2Q 2008."  Given the results of 1Q 2008, UTMD management now projects that EPS for 2008 as a whole will be in the range of $1.92 to $1.95.  This compares to 2007 EPS of $1.98.

UTMD’s March 31, 2008 balance sheet remained strong.  Please note that although UTMD Ltd. reduced its loan balance, UTMD’s only debt, by 170,000 EURO in 1Q 2008, the ending 1Q 2008 loan balance in USD terms increased slightly relative to the end of 2007 due to the weaker USD.  Also, although depreciation exceeded new capital expenditures by about $50,000, the value of total property, plant and equipment (PP&E) increased by about $280,000 because of the increase in USD terms of existing Ireland PP&E.

Compared to December 31, 2007, cash and investment balances decreased only about $250,000 while UTMD used $1.8 million to pay shareholder dividends and repurchase shares in the open market. Inventories also increased substantially, including by about $385,000 in raw materials to take advantage of discounts offered by vendors for purchasing in bulk.  UTMD expects that inventory balances will decline, including the 1Q 2008 increase in WIP/FG to keep manufacturing resources fully productive during a soft revenue quarter, during the remainder of 2008.  The increase in 1Q 2008 accrued liabilities resulted from the fact that in the 1Q unlike other calendar quarters, estimated income tax payments are due after the end of the quarter.

Financial ratios, all of which met management objectives, follow:
1)	Current Ratio (including the current portion of Ireland loan) = 8.2
2)	Days in Receivables (based on 1Q sales activity) = 48
3)	Average Inventory Turns (based on 1Q CGS) = 3.7
4)	Year-to-Date ROE (after payment of dividends) = 10%
Year-to-Date ROE (before payment of dividends) = 19%

UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 42,700 in 1Q 2008 compared to 74,500 in 1Q 2007.  The actual number of outstanding shares at the end of 1Q 2008 was 3,885,400 which included 1Q employee and outside director option exercises of 13,300 shares and 1Q share repurchases of 31,300.  The average price paid by the Company to repurchase shares in the open market during 1Q 2008 was $29.38 including commissions. The total number of outstanding unexercised options at March 31, 2008 was about 210,300 shares at an average exercise price of $22.62/ share, including shares awarded but not vested. This compares to 201,500 option shares outstanding at the end of 1Q 2007.

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, distribution limits by anticompetitive hospital administrative agreements, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC. The SEC Form 10-Q for 1Q 2008 will be filed with the SEC by May 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.  For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, First Quarter ended March 31 (in thousands except earnings per share):
	1Q 2008	1Q 2007	Percent Change
Net Sales	$6,890	$7,118	(3.2%)
Gross Profit	3,750	3,937	(4.7%)
Operating Income	2,540	2,691	(5.6%)
Income Before Tax	2,743	2,991	(8.3%)
Net Income	1,891	1,944	(2.7%)
Earnings Per Share	$0.481	$0.484	(0.6%)
Shares Outstanding (diluted)	3,930	4,016

BALANCE SHEET
(in thousands)	(unaudited) MAR 31, 2008	(audited) DEC 31, 2007	(unaudited) MAR 31, 2007
Assets
Cash & Investments	$22,123	$22,372	$21,645
Accounts & Other Receivables, Net	4,073	3,905	4,279
Inventories	3,642	3,153	3,204
Other Current Assets	768	501	680
Total Current Assets	30,606	29,931	29,808
Property & Equipment, Net	8,883	8,606	8,346
Intangible Assets, Net	7,441	7,449	7,441
Total Assets	$46,930	$45,986	$45,595
Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$3,292	$2,742	$3,829
Current Portion of Note Payable	449	423	441
Total Current Liabilities	3,741	3,165	4,270
Note Payable (excluding current portion)	3,687	3,689	4,223
Deferred Income Taxes	461	343	311
Stockholders’ Equity	39,041	38,789	36,791
Total Liabilities & Shareholders’ Equity	$46,930	$45,986	$45,595